EXHIBIT 99.1

Contact: Ed Dickinson Chief Financial Officer 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE SIGNS $170 MILLION AGREEMENT WITH GULFSTREAM
Business will run through 2010

ST. LOUIS - November 2, 2005 - LMI Aerospace, Inc. (Nasdaq: LMIA) a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace defense and technology industries announced today that it has entered into memorandum of understanding outlining a five-year agreement with Gulfstream Aerospace Corporation for wing and fuselage components and kits for the Gulfstream G450, G500 and G550. A contract is expected to be finalized by December 31, 2005, with an estimated value of $170 million over the five-year period.

This memorandum of understanding provides for deliveries through December 31, 2010, of product under existing contracts between LMI and Gulfstream as well as components currently sold only on a purchase order basis. All eight of LMI’s facilities will be involved in supporting Gulfstream.

Ronald S. Saks, President and Chief Executive Officer of LMI, said, “We are pleased to continue our strategic relationship with Gulfstream. At current production rates, Gulfstream is our largest customer. With the execution of this agreement, we will have approximately 80 percent of our total expected revenue for 2006 under long-term agreements.”

LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eight manufacturing facilities that fabricate, machine, finish, kit, and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, for laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

This press release includes forward-looking statements related to LMI’s outlook for 2005 and 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for more details.

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